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                                                                   EXHIBIT 23.1

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" with respect to the consolidated financial statements of Propane Continental, Inc. and Subsidiaries in the Prospectus Supplement to the Registration Statement on Form S-3 (No. 333-60931) of Cornerstone Propane Partners, L.P. for the registration of 3,000,000 common units of its limited partner interests and to the incorporation by reference therein of our report dated August 24, 1998, except for Note 11 as to which the date is November 13, 1998, with respect to the consolidated financial statements of Propane Continental, Inc. and Subsidiaries included in Cornerstone Propane Partners, L.P.'s Current Report on Form 8-K filed December 2, 1998.

                                                       /s/  ERNST & YOUNG LLP

Kansas City, Missouri
December 2, 1998